Exhibit 99.1

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 VitaminShoppe.com	NEWS RELEASE

THE VITAMIN SHOPPE®EXPANDS EXECUTIVE TEAM

WITH HIRING OF CHIEF OPERATING OFFICER

SECAUCUS, NJ (June 16, 2016) – Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and manufacturer of nutritional products, today announced that it has hired Jason Reiser as Chief Operating Officer effective July 11, 2016. As Chief Operating Officer and a key member of the executive team, Mr. Reiser will have overall day-to-day responsibility for operational execution (store operations, merchandising, supply chain and IT) and for leading those teams through implementing the Company’s reinvention strategy. Mr. Reiser joins the Vitamin Shoppe from Dollar Tree, Inc. (successor to Family Dollar) where he was most recently Executive Vice President, Chief Merchandising Officer for its Family Dollar business.

Colin Watts, Chief Executive Officer of the Vitamin Shoppe, commented, “The hiring of Jason continues to strengthen our leadership team and he will be a valuable addition to the already experienced and capable team we have assembled. Jason is joining the Vitamin Shoppe at an exciting time as we continue to move ahead with implementing our strategic plan. He has a long established commitment to health and wellness, extensive experience in the industry and a proven track record of consistently delivering results. His combination of industry, retail, regulatory and customer knowledge uniquely positions Jason to drive the Vitamin Shoppe’s operating priorities. I am excited, along with the rest of our team, to have Jason join the Vitamin Shoppe to help lead our ongoing company reinvention initiatives and drive our performance.”

Mr. Reiser has more than 30 years of experience in retail management, merchandising, private brand sourcing, regulatory management as well as being trained as a pharmacist. For the past three years, he has worked at Family Dollar [prior to its merger with Dollar Tree] starting as Senior Vice President, Hardlines Merchandising and most recently as Executive Vice President, Chief Merchandising Officer. He began his retail career at Walmart, which he joined in 1995 as Pharmacy Manager, and progressed through a series of positions of increasing responsibility, including Director, Regulatory Affairs, VP Operations & Compliance for Health & Wellness and VP Merchandising for Health and Family Care at Walmart and Sam’s Club. Mr. Reiser received a B.S. in Pharmacy from Northeastern University.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCareTM, Next Step®, and Betancourt NutritionTM brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and primarily through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Investor and Analyst Contact Kathleen Heaney 646-912-3844 OR 201-552-6430 ir@vitaminshoppe.com	Media Contact Meghan Biango 201-552-6017 meghan.biango@vitaminshoppe.com

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